Exhibit (h)(1)

FUND ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is entered into this 17th day of May, 2011 by and between MAIRS AND POWER, INC., a Minnesota corporation (the “Administrator”) and MAIRS AND POWER FUNDS TRUST, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is an open-ended management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust and the Administrator desire to enter into this Agreement to set forth the terms and conditions under which the Administrator provides fund administration services for the benefit of the Trust.

NOW, THEREFORE, the Trust and the Administrator do mutually promise and agree as follows:

I. Appointment of Administrator

The Trust hereby appoints and employs the Administrator to act as administrator for each separate series of the Trust identified on Appendix A hereto (each a “Fund”) for the term, with the duties, and subject to the conditions as provided in this Agreement, and the Administrator hereby accepts such appointment and employment.  The parties may amend Appendix A from time to time to add or delete Funds.

II. Duties and Responsibilities of the Administrator

The Administrator shall perform the following duties and responsibilities on behalf of the each Fund of the Trust:

A.            General Fund Management

1.             Act as liaison among all Fund service providers.

2.                                       Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this Agreement.

3.             Coordinate board activities by:

a.             Assisting in establishing meeting agendas.

b.             Preparing board reports based on financial and administrative data.

c.             Securing and monitoring trustees and officers’ liability coverage.

4.             Coordinate shareholder meetings by:

a.                                       Assisting in the preparation and mailing of shareholder communications, including proxy materials.

b.                                      Assisting with the scheduling and conduct of shareholder meetings.

5.             Website

a.             Monitor website for compliance and accuracy.

b.             Update on a monthly basis with current information.

c.             Maintain back-up of website on a monthly basis.

6.             Assist in the overall operations of each Fund.

B.            Compliance

1.             Investment Company Act Compliance

a.                                       Assist in updating and monitoring compliance with each Fund’s policies and procedures adopted pursuant to Rule 38a-l of the Investment Company Act (the “Fund’s Policies and Procedures”).

b.                                      Employ the services of a person to act in the capacity of Chief Compliance Officer of each Fund, who shall be responsible for administering each Fund’s Policies and Procedures.

c.                                       Periodically monitor compliance with Investment Company Act requirements, including:

(1)           Asset diversification tests

(2)           Maintenance of books and records under Rule 31a-3

(3)           Code of ethics

d.                                      Periodically monitor each Fund’s compliance with the policies and investment limitations of that Fund as set forth in its prospectus and statement of additional information.

2.                                       SEC Registration and Reporting — Except to the extent that U.S. Bancorp Fund Services, LLC (“USBFS”) is required to perform these tasks under its Fund Administration Servicing Agreement (the “USBFS Administration Agreement”) with each Fund, the Administrator shall:

a.                                       Assist in updating the prospectus and statement of additional information.

b.             Assist in preparing annual and semiannual reports to shareholders.

c.             Assist in preparing and filing all forms required to be filed by the

Fund with the SEC, including:

(1)           Form N-IA

(2)           Form N-SAR

(3)           Form N-CSR

(4)           Form 24f-2

(5)           Form N-Q

(6)           Form N-PX

(7)           Rule 17g-1 Fidelity Bond Filing

3.             IRS Compliance

a.                                       Periodically monitor the Fund’s status as a registered investment company under Subchapter M:

(1)           Asset diversification requirements

(2)           Qualifying income requirements

(3)           Distribution requirements

b.             Calculate required distributions to shareholders.

C.                                     Financial Reporting and Audits — Except to the extent that USBFS is required to perform these tasks under the USBFS Administration Agreement, the Administrator shall:

1.                                       Supervise each Fund’s custodian and accountants in the maintenance of the Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of a Fund’s net asset value, and the declaration and payment of dividends and other distributions to shareholders.

2.                                       Provide financial data required for each Fund’s prospectus and statement of additional information and semi-annual reports to shareholders.

3.                                       Provide information to each Fund’s independent auditors to facilitate the audit process.

4.             Prepare financial and statistical reports, as requested by the board.

D.            Tax Reporting

1.                                       Assist with the preparation and filing of appropriate federal and state tax returns including forms 1120/8610 with any necessary schedules.

2.             Prepare state income breakdowns where relevant.

3.                                       File 1099 Miscellaneous for payments to directors and other service providers.

4.             Calculate eligible dividend income.

III.           Compensation

With respect to each Fund, the Trust agrees to pay the Administrator for performance of the duties listed in this Agreement the fees and out-of-pocket expenses set forth in the attached Appendix A.

These fees may be changed from time to time, subject to mutual written agreement between the Trust and the Administrator.

Each Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

IV.           Performance of Service; Limitation of Liability

A.                                   The Administrator shall exercise reasonable care in the performance of its duties under this Agreement.  The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from failure of computing or communication equipment or power supplies beyond the Administrator’s control, except a loss resulting from the Administrator’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement.

The Administrator shall take all reasonable steps to minimize service interruptions and will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such interruptions at the expense of the Administrator.  The Administrator agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of data processing equipment to the extent appropriate equipment is available.  Representatives of the Trust shall be entitled to inspect the Administrator’s premises and operating capabilities at any time during regular business hours of the Administrator, upon reasonable notice to the Administrator.

The Trust shall indemnify and hold the Administrator harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which the Administrator may sustain or incur or which may be asserted against the Administrator by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to the Administrator by any duly authorized officer of the Trust.

B.                                     The Administrator shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys’ fees) which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by the Administrator as a result of the Administrator’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

C.                                     If a party hereto (the “Indemnifying Party”) is asked to indemnify or hold the other party hereto harmless (the “Indemnified Party”), the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and the Indemnified Party will use all reasonable care to notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the likelihood of a claim for indemnification against the Indemnifying Party.  The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification.  In the event that the Indemnifying Party so elects, it will so notify the Indemnified Party and thereupon the Indemnifying Party shall take over complete defense of the claim, and the Indemnified Party shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The Indemnified Party shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party except with the Indemnifying Party’s prior written consent.

V.            Confidentiality

The Administrator shall maintain in strict confidence all information relating to the Trust’s business which is received by the Administrator during the course of rendering any service hereunder.

VI.           Data Necessary to Perform Service

The Trust and its agents shall furnish to the Administrator the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VII.         Records

The Administrator shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, including Section 31 of the Investment Company Act and the rules thereunder.  The Administrator agrees that all such records prepared or maintained by the Administrator relating to the services to be performed by the Administrator hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with the Investment Company Act and the rules thereunder, and will be promptly surrendered to the Trust on and in accordance with its request.

VIII.        Terms of Agreement

This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods.  The Agreement may be terminated with respect to a Fund by either party upon giving sixty (60) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

IX.           Duties in the Event of Termination

If a successor to any of the Administrator’s duties or responsibilities hereunder is designated by a Fund by written notice to the Administrator, the Administrator will promptly transfer to such successor all relevant books, records, correspondence, and other data established or maintained by the Administrator under this Agreement in a form reasonably acceptable to that Fund and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Administrator’s personnel in the establishment of books, records, and other data by such successor.

X.            Choice of Law

This Agreement shall be construed in accordance with the laws of the State of Minnesota.

XI.           Notices

Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered to the attention of an officer of the relevant party at such party’s principal business address or at such other location as such party may designate.

In witness whereof, the parties have duly executed this Agreement as of the day and year first above written.

MAIRS AND POWER FUNDS TRUST, on behalf of each of the Funds named on Appendix A

By	/s/ William B. Frels
President

MAIRS AND POWER, INC.

By	/s/ Jon A. Theobald
President

By	/s/ Peter G. Robb
Vice President and Secretary

Appendix A to Mairs and Power Funds Trust

Agreement for Fund Administration Services

May 17, 2011

Fund(s) Subject to Agreement	“Applicable Percentage” Under Section 4

Mairs and Power Small Cap Fund	Computed at an annual rate of 0.00375% based upon the Fund’s average daily net assets,

In addition to the fees set forth above, the Administrator shall be entitled to reimbursement of out-of-pocket expenses incurred directly in providing the services under the Agreement.  Examples of such direct expenses include filing, mailing and printing costs for prospectuses, shareholder reports and SEC filings.